Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Entity	Jurisdiction of Incorporation
Serologicals Finance Company	Delaware
Serologicals Royalty Company	Delaware
Celliance Corporation	Delaware
Serologicals Research Products, Inc.	Delaware
Serologicals Global Holding Company Limited	United Kingdom
Upstate Group, L.L.C.	Delaware
Serologicals Investment Company	Delaware
AltaGen Biosciences, Inc.	California
Celliance Kankakee, Inc.	Delaware
Celliance Lawrence, Inc.	Delaware
Celliance Milford, Inc.	Massachusetts
Intergen Biomanufacturing Corporation	Delaware
Chemicon International, Inc.	California
Serologicals European Holding Company Limited	United Kingdom
Upstate USA, Inc.	New York
Upstate Limited	United Kingdom
Upstate GmbH	Germany
Celliance BioServices, Inc.	California
Celliance Toronto, Inc.	Ontario, Canada
Chemicon Specialty Media, Inc.	Delaware
Chemicon Australia, Pty.	Australia
Serologicals UK Holding Company Limited	United Kingdom
Chemicon Europe Limited	United Kingdom
Celliance Limited	United Kingdom
Cymbus Biotech Limited	United Kingdom
Serologicals Hong Kong Limited	Hong Kong